EXHIBIT 10.11

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment dated as of the 5th day of August,  2005 (the
"Amendment")  is  between  Digital  Fusion,   Inc.  (the  "Company")  and  Chris
Brunhoeber ("Executive").

WHEREAS, the Company and Executive entered into a certain Employment Agreement dated April 25, 2005 (the "Employment Agreement") and;

WHEREAS, the Company and Executive now wish to amend the Employment Agreement as set forth below.

The Company and Executive hereby agree that Sections 2(a) and 3(e)(i), respectively, of the Employment Agreement is hereby deleted and replaced with the following:

Section 2(a). Base Salary. Subject to adjustment as set forth below, the Company will pay Executive while he is employed hereunder, an annualized base compensation of not less than One Hundred Five Thousand Dollars ($105,000.00) per year, payable in substantially equal semi-monthly installments, or more frequently in accordance with Company's usual payroll policy (the "Base Salary"). Executive shall have a performance and compensation review in January of 2006.

Section 3(e)(i). If the Company terminates Executive's employment for reasons other than for Cause, or for Executive's death, legal incapacity or disability, or if Executive terminates this Agreement for Good Reason, the obligations of Executive under this Agreement will terminate except that the covenants contained in Section 4(a) shall continue indefinitely, and the obligations in this section shall continue pursuant to their terms. In such event, for a period of five (5) months after the date of Executive's termination, the Company shall pay Executive, in accordance with customary payroll procedures, Executive's base salary as then in effect and, in addition, any Performance Bonus that Executive would have earned in the year he was terminated, prorated as of the date of termination. For such five-month period, the Company shall continue to provide medical coverage to Executive under substantially the same terms as were in effect on the date Executive's employment terminated under this provision. Additionally, any and all vested options, warrants or other securities awarded to Executive pursuant to the Company's Stock Option Plan or any other similar plan or other written option agreement shall, as of the date of Executive's termination, immediately vest and become exercisable and all such vested options, warrants or other securities shall remain exercisable by Executive for the duration of the period during which the options, warrants or other securities would have remained exercisable if Executive had remained employed by the Company. The amounts paid to Executive under this paragraph shall not be affected in any way by Executive's acceptance of other employment during the five-month period described above.

Except as set forth above, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment Agreement as of the date first written above.


                                           DIGITAL FUSION, INC.


                                           By: /s/ Gary S. Ryan
                                           -------------------------------------
                                           President and Chief Operating Officer


                                           EXECUTIVE


                                           By: /s/ Chris Brunhoeber
                                           -------------------------------------
                                                   Chris Brunhoeber